Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

ARC Document Solutions, Inc.

TechPrint Holdings, LLC

TechPrint Merger Sub, Inc.

Kumarakulasingam Suriyakumar

Dilantha Wijesuriya

Jorge Avalos

Rahul Roy

Sujeewa Sean Pathiratne

Shiyulli Suriyakumar 2013 Irrevocable Trust

Seiyonne Suriyakumar 2013 Irrevocable Trust

Suriyakumar Family Trust

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$150,765,603.08	(1)	0.00014760	$22,253.00	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$150,765,603.08
Total Fees Due for Filing				$22,253.00
Total Fees Previously Paid				$0
Total Fee Offsets				$22,253.00	(3)
Net Fee Due				$0

(1)	Aggregate number of securities to which transaction applies: As of September 1 1 , 2024, the maximum number of shares of ARC Document Solutions, Inc. (“ARC”) common stock to which this transaction applies is estimated to be 47,782,013, which consists of (1) 42,528,504 shares of common stock entitled to receive the per share merger consideration of $3.40; (2) 721,245 shares of common stock underlying outstanding restricted stock awards, which may be entitled to receive the per share merger consideration of $3.40; (3) 4,532,264 shares of common stock underlying stock options granted under the ARC’s 2021 Incentive Plan, 2014 Stock Incentive Plan or 2005 Stock Plan that have an exercise price per share that is less than $3.40 (such options, the “In-the-Money Options”), which may be entitled to receive the per share merger consideration of $3.40 minus the applicable exercise price.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of September 1 1 , 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 42,528,504 shares of common stock and the per share merger consideration of $3.40; (2) the product of 721,245 shares of common stock underlying outstanding restricted stock awards and the per share merger consideration of $3.40; and (3) the product of 4,532,264 shares of common stock underlying the In-the-Money Options and $0.82 (which is the difference between the per share merger consideration of $3.40 and the weighted average exercise price of $2.58). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.

(3)	ARC previously paid $22,253.00 upon the filing of its Preliminary Proxy Statement on Schedule 14A on September 1 1 , 2024 in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule 14A	001-32407	09/1 1 /2024		$22,253.00
Fee Offset Sources	ARC Document Solutions, Inc.	Schedule 14A	001-32407		09/1 1 /2024		$22,253.00